As filed with the Securities and Exchange Commission on January 28, 2019.

Registration No. 333-107025

Registration No. 333-127645

Registration No. 333-159140

Registration No. 333-188678

Registration No. 333-210641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-107025
Registration Statement No. 333-127645
Registration Statement No. 333-159140
Registration Statement No. 333-188678
Registration Statement No. 333-210641

EnLink Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	16-1616605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1722 Routh St., Suite 1300 Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)

EnLink Midstream GP, LLC Long-Term Incentive Plan

(Full title of the plan)

Alaina K. Brooks
EnLink Midstream Partners, LP
1722 Routh Street, Suite 1300
Dallas, Texas 75201
(214) 953-9500

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
M. Preston Bernhisel
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Telephone: (214) 953-6500
Facsimile: (214) 953-6503

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE:

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed to deregister unsold common units (the “Common Units”) representing limited partner interests in EnLink Midstream Partners, LP, a Delaware limited partnership (“ENLK”), under the following Registration Statements on Form S-8 filed by ENLK with the Securities and Exchange Commission (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-210641, filed on April 7, 2016, registering 5,000,000 Common Units under the EnLink Midstream GP, LLC Long-Term Incentive Plan (the “Plan”);

•                  Registration Statement No. 333-188678, filed on May 17, 2013, registering 3,470,000 Common Units under the Plan;

•                  Registration Statement No. 333-159140, filed on May 11, 2009, registering 3,800,000 Common Units under the Plan;

•                  Registration Statement No. 333-127645, filed on August 18, 2005, registering 400,000 Common Units under the Plan; and

•                  Registration Statement No. 333-107025, filed on July 14, 2003, registering 700,000 Common Units under the Plan.

On January 25, 2019, pursuant to the Agreement and Plan of Merger, dated as of October 21, 2018, by and among EnLink Midstream, LLC (“ENLC”), EnLink Midstream Manager, LLC, NOLA Merger Sub, LLC (“Merger Sub”), ENLK, and EnLink Midstream GP, LLC, Merger Sub merged with and into ENLK with ENLK surviving the merger as a subsidiary of ENLC (the “Merger”). At the effective time of the Merger, each outstanding Common Unit (other than Common Units owned by ENLC and its subsidiaries) was converted into the right to receive 1.15 common units representing limited liability company interests in ENLC.

As a result of the Merger, all offerings of Common Units pursuant to ENLK’s existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, have been terminated. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any securities registered thereunder which remain unsold at the termination of the offerings thereunder, ENLK is filing these Post-Effective Amendments to the Registration Statements solely to remove from registration any and all securities previously registered under the Registration Statements that remain unsold.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 28, 2019.

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC,
its General Partner

By:	/s/ Eric D. Batchelder
Eric D. Batchelder
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry E. Davis	Director and Executive Chairman of the Board	January 28, 2019
Barry E. Davis

/s/ Michael J. Garberding	President, Chief Executive Officer,	January 28, 2019
Michael J. Garberding	and Director
(Principal Executive Officer)

/s/ Alaina K. Brooks	Executive Vice President, Chief Legal and	January 28, 2019
Alaina K. Brooks	Administrative Officer, Secretary,
and Director

/s/ Eric D. Batchelder	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2019
Eric D. Batchelder

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